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IDEX Names Michael Yates as Interim Chief Financial Officer

LAKE FOREST, IL-(BUSINESS WIRE) - August 31, 2016 - IDEX Corporation (NYSE:IEX) announced today that Michael J. Yates has been appointed interim Chief Financial Officer of the Company, effective September 9, 2016.
Mr. Yates has been at IDEX for 11 years and has served as Vice President and Chief Accounting Officer since 2010. Prior to that, he was Vice President and Controller for five years. Mr. Yates held positions with PriceWaterhouseCoopers and KPMG for 17 years prior to joining IDEX. Mr. Yates received his Bachelor of Science degree in accounting from Indiana University at Bloomington.
IDEX Chairman and Chief Executive Officer Andy Silvernail stated, “Mike is an outstanding finance executive with over a decade of experience leading IDEX finance functions. Mike has been a key player in building our strong and deep finance team, and I am delighted to have a person of his caliber to lead our finance organization in this interim period.”
Heath A. Mitts has resigned from his position as Senior Vice President and Chief Financial Officer of IDEX, effective September 9, 2016. Mr. Mitts has accepted the position of Executive Vice President and Chief Financial Officer of TE Connectivity Ltd. (NYSE:TEL).
Mr. Silvernail thanked Heath, saying “Heath leaves a wonderful legacy at IDEX of a strong finance team, robust processes and systems, and a track record of excellence. He has also been a true executive partner and friend. All of us at IDEX wish Heath well and thank him for his great contributions.”
Mr. Silvernail said that IDEX has begun a search to consider both internal and external candidates for the Chief Financial Officer role.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. IDEX has annual revenues in excess of $2 billion and sells its products in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
Contacts:
IDEX Corporation
Heath A. Mitts, 847-498-7070
Senior Vice President and Chief Financial Officer